Exhibit 99.1

Seattle Genetics Announces Pricing of Common Stock Offering

Bothell, WA — February 5, 2004 — Seattle Genetics, Inc. (Nasdaq: SGEN) today announced the pricing of its public offering of 7,000,000 shares of common stock at a price of $8.25 per share, for gross proceeds of $57.75 million. All of the shares are being sold by Seattle Genetics. The underwriters have a 30-day option to purchase an additional 1,050,000 shares to cover over-allotments, if any.

CIBC World Markets Corp. and Banc of America Securities LLC are acting as joint book-running managers for the offering. WR Hambrecht + Co is acting as co-manager.

Seattle Genetics is a biotechnology company focused on the development of monoclonal antibody-based therapeutic products for the treatment of cancer and immunologic diseases.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Copies of the prospectus supplement and the accompanying prospectus can be obtained from CIBC World Markets Corp., Attention: Prospectus Department, 417 5th Avenue, New York, New York 10016, fax: (212) 667-6136, email: useprospectus@us.cibc.com; or from Banc of America Securities LLC, Attention: Syndicate Department, 100 West 33rd Street, 3rd Floor, New York, New York 10001, (646) 733-4166, email: DL-ProspectusDistribution@bofasecurities.com.

CONTACT:

Peggy Pinkston

Corporate Communications

(425) 527-4160

ppinkston@seagen.com